Exhibit 10.28

SERVICES AGREEMENT

This Services Agreement (this "Agreement") is made and entered into as of the 15th day of December 2014 by and between Aronstam Management Services Inc., a Florida corporation represented by its President Peter Aronstam (“Contractor"), and Immune Therapeutics, Inc., a Florida corporation formerly known as TNI BioTech, Inc. (the "Company''), who are hereinafter sometimes collectively referred to as "the parties."

WITNESSETH

WHEREAS, the Company desires to engage Contractor to perform the services hereinafter described, and Contractor desires to perform such services upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties agree as follows:

1.           Contractor Services.  During the Term (as defined below), the Company hereby agrees to engage Peter Aronstam, through Contractor, as Chief Financial Officer and Peter Aronstam, through Contractor, hereby accepts such position under the terms and conditions set forth herein.

2.           Scope of Work. Contractor shall be retained by the Company to carry out the following work ("Scope of Work"):

a)
Preparation of consolidated financial statements, reports and disclosure documents and coordination with any outside accountant or auditor in the preparation of Securities and Exchange Commission or stock market disclosure documents;

b)	Preparation and analyzing budgets for operations, expansions, future projects, acquisitions or research;

c)	Accounting oversight, including review of expense reports and all other expenses and monitoring income of the Company and its subsidiaries; and

d)	Attend investor meetings and presentations as reasonably required.

3.           Term.  The term of this Agreement shall be for a twelve (12) month period commencing on December 15, 2014 and ending on December 14, 2015 (the "Initial Term"), unless sooner terminated in writing by mutual consent or pursuant to the provision of Section 7 below.  The parties may also agree in writing to extend the Initial Term for additional periods of time (collectively with the Initial Term, the “Term”).

4.           Extent and Nature of Services. Contractor shall devote 25 hours per month to carry out the Scope of Work hereunder.

5.           Relationship of Parties.  It is the express intention of the parties that Contractor is an independent contractor, and not an employee or agent of the Company and that nothing in this Agreement shall create or establish any joint venture, partnership, or any relationship of employer and employee between the Company and Contractor, or any principal and agent or any similar relationship.  Contractor will not enter into any contract or commitment on behalf of the Company.  The Company will not be liable for any debts or other liabilities of Contractor. Both parties acknowledge that Contractor is not an employee for state or federal tax purposes and as such Contractor is responsible for paying all required local, state and federal taxes. During the Term, the Contractor may engage in other activities; provided, however, that Contractor will not engage in any activity, paid or otherwise, for a competitor of the Company so long as this Agreement is in effect.

The Contractor will perform all duties in a professional, ethical and businesslike manner.

6.           Compensation. As compensation for Contractor performing the services under this Agreement, the Company agrees:

a)	To pay Contractor a monthly fee of $5,000. The fee will be due and payable on the last day of each month; and

b)	To issue to Contractor the Warrant To Purchase Common Stock as specified in Appendix A, attached hereto and incorporated in this Agreement by reference.

Should the Company require the Contractor to perform services in addition to the Scope of Work, or if the hours required monthly to complete the Scope of Work exceed 25 hours per month, the parties will agree in writing on additional compensation that will be paid for those services.

The Company will also reimburse Contractor for direct expenses in connection with duties hereunder including but not limited to reasonable travel and hotel expenses.  However, Contractor shall timely provide such receipts and other documentation of expenses as may reasonably be requested by the Company in accordance with its established policy for all other Contractors receiving reimbursement of expenses.

7.           Termination. This Agreement shall be terminated upon the happening of any of the following:

a)	At the cessation of the Company’s business activities except as a result of a sale or merger;

b)	Upon the mutual consent of the parties hereto;

c)	Upon the death of Contractor;

d)	Upon the written resignation of Contractor;

e)	For cause, at any time upon written notice to Contractor. Contractor's termination shall be "with cause" or "for cause" due to any of the following:

(i)	Contractor's dishonesty;

(ii)	An act of defalcation committed by the Contractor.

8.           Covenant not to Compete. Contractor hereby covenants and agrees that during the Term and for a period of one (1) year after termination of this Agreement hereunder, Contractor will not

a)
in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of the Company for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by during the Term;

b)
directly or indirectly, attempt or seek to cause any of the foregoing customers of the Company to refrain from maintaining or acquiring from or through the Company any products, which were provided or offered by the Company during the term hereof, and will not assist any other person or persons to do so.  Contractor agrees that telephonic or written communication to any of the customers described above shall constitute activity by Contractor for the purposes of this Agreement;

c)
in any way, directly or indirectly solicit, divert, take away or accept the business of any of the suppliers (including the Company's manufacturers) which were handled by the Company during the term of this Agreement; and/or

d)
directly or indirectly, attempt to seek to cause any of the foregoing suppliers of the Company to refrain from selling to or supplying the Company with any product which was provided or offered to the Company during the Term, and will not assist any other person or persons to do so.  Contractor agrees that telephonic or written communication to any of the suppliers described above shall constitute activity by Contractor for the purposes of this Agreement.

9.           Non-Disclosure. Contractor acknowledges that, in order for Contractor to effectively perform its duties hereunder, the Company will disclose to Contractor certain valuable trade secrets and Confidential Information (defined below) that have been created, discovered or developed by, or that otherwise have become known to the Company as a result of substantial effort, expense and time incurred by the Company or which have been assigned or otherwise conveyed.  In light of such acknowledgement, Contractor hereby agrees as follows:

a)
Trade Secrets. Contractor hereby acknowledges that certain processes, formulas and mechanisms used by the Company in its operation of its business are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Contractor hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b)
Confidential Information.  Contractor will not divulge, disclose or make accessible to any person or entity any information (in written, oral or electronic form) that the Company or its affiliates (as that term is defined under the Securities Act of 1933) may provide to Contractor or of which Contractor may become aware including, without limitation, the following confidential business information of the Company:

(i)	marketing plans, strategies and forecasts;

(ii)	financial statements, budgets, prices, costs and financial projections;

(iii)	customer names, addresses and contact persons; and

(iv)
suppliers and the details of their business agreements (collectively, “Confidential Information”).  Confidential Information does not include information that is in the public domain other than through a breach of a duty of confidentiality by Contractor or a third party.

Contractor will keep the Confidential Information confidential, will not use it for any purpose other than to perform the services under the Scope of Work.  If disclosure of any Confidential Information is required by law while in the possession of Contractor, Contractor will promptly notify the Company, provide the Company with copies of all documents seeking such disclosure, together with copies of all material sought, and will not disclose any information voluntarily.

Contractor agrees that no remedy at law is adequate to compensate the Company for a breach of this Section 9 and that the Company therefore will be entitled to temporary and permanent injunctive relief against any such breach, or the threat of any such breach, without having to prove actual damages or the adequacy of money damages, in addition to any other remedy which may be available to the Company.

The terms and conditions of this Section 9 will survive the expiration or termination of this Agreement for any reason.

10.           Property of the Company. Contractor agrees that upon termination of this Agreement, it will promptly deliver to the Company all written and other materials in its possession or control which contain any of the trade secrets and confidential business information described in Section 9 hereof and all other property of the Company in its possession or control at such time, which was obtained from the Company or compiled or produced for the Company during the Term, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

11.           Non-solicitation of Employees.  During the Term and for One (1) year thereafter, Contractor will not hire or solicit for contract or employment directly or through or on behalf of any party, any persons who are then employees of the Company.

12.           Relations with Third Parties and Representations of the Parties.

a)	Contractor agrees that the Company may make known to others, either during or subsequent to the Term, the existence of this Agreement and the provisions of all or any part hereof.

b)	Contractor represents and warrants that:

i)	Contractor is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.

ii)
Contractor is not in violation of any term of any contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting its right to be retained by the Company because of the nature of this business conducted or proposed to be conducted by the Company or for any other reasons;

iii)
No such term, judgment, decree or order conflicts with Contractor's obligation to use its best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, nor the carrying on of the Company business conflict with any such term, judgment, decrees or order; and

iv)
Neither Contractor nor any of its affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which the Company is also a party except this Agreement or any agreement executed hereunder, nor does it or any of its affiliates have any interest in any person or entity with whom the Company does or intends to do business.

c)	The Company hereby makes the following representations in connection with this Agreement:

i)	The Company is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.

ii)
The execution of this Agreement by the Company and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and the Company has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

13.           Remedies, Survival, and Severability.

a)
The Company and Contractor agree that in the event of breach of any of the covenants, agreements or obligations under Sections 8, 9, 10, and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

b)	The covenants, agreements, representations, warranties and obligations contained in Sections 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

c)
Each of the covenants, agreements and obligations contained in Sections 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

d)
In the enforcement of their rights hereunder, the Company and Contractor shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

14.           Miscellaneous.

a)
This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof.  No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by the party to be bound.

b)	The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of Florida.

c)	This Agreement may only be modified in writing duly executed by both parties.

d)
Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to Immune Therapeutics, Inc.:

37 North Orange Avenue
Suite 607
Orlando FL 32801

If to Contractor:

5950 Catesby Street
Boca Raton, Florida 33433

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party pursuant to the terms of this section.

e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

f)	The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

g)
The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

h)
Special Notice to this Agreement. The parties acknowledge and agree that although Peter Aronstam is a partner in B2B CFO Partners, LLC (“B2B CFO”), he is not acting in that capacity for the services that he will be providing to the Company and B2B CFO will not be involved in any way.  The Company expressly agrees and acknowledges that Peter Aronstam and Aronstam Management Services, Inc. will be acting outside of Peter Aronstam's capacity as a partner in B2B CFO and B2B CFO will not be involved in any way in connection with the services that Peter Aronstam is providing under this Agreement.

The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

The Company:	Contractor:

Immune Therapeutics, Inc.	Aronstam Management Services, Inc.

By: /s/ Noreen Griffin	By: /s/ Peter Aronstam

Name: Noreen Griffin	Name: Peter Aronstam

Title: Chief Executive Officer	Title: President

Appendix A

WARRANT TO PURCHASE COMMON STOCK

Date of Issuance December 15th, 2014	Void after December 14th, 2019

IMMUNE THERAPEUTICS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to Peter Aronstam (the “Holder”) by Immune Therapeutics, Inc., a Florida corporation formerly known as TNI BioTech, Inc. with offices at 37 North Orange Avenue, Suite 607, Orlando FL 32801 (the “Company”).

1.    Purchase of Shares.

(a)     Number of Shares.  Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company 250,000 fully paid and nonassessable shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

In the event of a transaction where the Company sells or transfers all or substantially all of the Company’s assets or intellectual property to another entity or person, and shareholders of the Company receive additional shares in that entity or person as part of that sale or transfer, Holder will receive an additional warrant to purchase from that person or entity fully paid and nonassessable shares of the common stock, at the par value of that entity or person's common stock, in the same number as the ratio at which existing holders of Company stock receive stock of the entity or person (for example, if a Company stockholder receives one share of stock of the entity or person for every one share of stock held in the Company, Holder shall be entitled to receive a warrant to purchase 250,000 shares of stock in that entity or person at par value). Company shall use reasonable efforts to cause that entity or person to enter into an agreement to give effect to the additional warrant.

(b)     Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.14 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2.    Exercisability; Exercise Period; Expiration.

(a)     Exercisability, Exercise Period. This Warrant shall only be exercisable during the Exercise Period. The “Exercise Period” shall mean the period commencing on December 15th, 2014.

(b)     Expiration. This Warrant shall no longer be exercisable and become null and void on the earliest to occur of (i) 5:00 p.m. on December 14th, 2019 or (ii) the consummation of a Corporate Transaction.

(c)     Notice.  In the event of a Corporate Transaction, the Company shall provide the Holder with no less than forty-five (45) days written notice prior to consummation of such transaction.

(d)     Definitions.    As used herein,

(i) “Corporation Transaction” shall mean (i) the closing of the sale, transfer or exclusive worldwide license of all or substantially all of the Company’s assets or intellectual property, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporation Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

3.              Method of Exercise.

(a)     While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)     the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)    the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)     Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)     As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:
(i)     a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)                in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.    Net Exercise.                      In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X=	The number of Shares to be issued to the Holder.
Y=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).
A=	The fair market value of one (1) Share (at the date of such calculation).
B=	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted in the market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange).

5.     Representations and Warranties of the Company.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)     Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted.

(b)     Authorization.  All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c)     Valid Issuance of Common Stock.  The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6. Representations and Warranties of the Holder.  In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)    Authorization.  Holder represents that he has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)     Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent.

(c)     Disclosure of Information.  The Holder acknowledges that he has received all the information he considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

 (d)     Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Securities.

 (e)     Accredited Investor.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

7.    Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)     Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)      Reclassification, Reorganization and Consolidation.   In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

8.    No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.    Stockholder Rights. Other than as stated above, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, or be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10.  Transfer of Warrant.

(a) This Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity (other than an Affiliate of Holder) only with the Company’s prior written consent.

(b) Any transfer in accordance with the foregoing shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, and delivery of an executed Assignment Form to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

For purposes of this Section 10, “Affiliate” of any person or entity shall mean any person or entity that is controlled by or is under common control with Holder (or its transferee) where control means directly or indirectly owning a majority of the outstanding equity interests of the person specified.

11. Governing Law.  This Warrant shall be governed by and construed under the laws of the State of Florida.

12.  Successors and Assigns.  The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.  Titles and Subtitles.  The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

Immune Therapeutics, Inc.
37 North Orange Avenue
Suite 607
Orlando FL 32801

Att: General Counsel

Facsimile no.: (407) 545-3226

If to Holder:

Peter Aronstam
5950 Catesby Street
Boca Raton, FL 33433

Facsimile no.: 561-807-7890

15.  Entire Agreement; Amendments and Waivers.  This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

16. Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of December 15, 2014.

IMMUNE THERAPEUTICS, INC.

By:	/s/ Noreen Griffin
Name:	Noreen Griffin
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:
HOLDER:

PETER ARONSTAM

/s/ Peter Aronstam

NOTICE OF EXERCISE

Immune Therapeutics, Inc.
37 North Orange Avenue
Suite 607
Orlando FL 32801

Att: General Counsel

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

_________shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to____________Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

HOLDER:

Date:	____________________	By:

Address:

Name in which shares should be registered:

__________________________________________